Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of AG Twin Brook Capital Income Fund

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of assets and liabilities, including the consolidated schedules of investments, of AG Twin Brook Capital Income Fund and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, of changes in net assets and of cash flows for the year ended December 31, 2023 and for the period from January 27, 2022 (Inception) to December 31, 2022, and in our report dated March 20, 2024, we expressed an unqualified opinion thereon. In our opinion, the information set forth in the Senior Securities table of AG Twin Brook Capital Income Fund and its subsidiaries as of December 31, 2023 and 2022 appearing on page 90 of this Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 30, 2024